CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-175770 on Form N-1A of our report dated May 23, 2014, relating to the financial statements and financial highlights of BPV Family of Funds (the “Trust”), comprising the BPV Core Diversification Fund, BPV Wealth Preservation Fund, and BPV Low Volatility Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended March 31, 2014, and to the references to us under the heading “Financial Highlights” in the Prospectus and " Independent Registered Public Accounting Firm " and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

July 29, 2014
Denver, Colorado